Allied World Comments on Tohoku Earthquake

ZUG, Switzerland, April 11, 2011 /PRNewswire/ — Allied World Assurance Company Holdings, AG (NYSE: AWH) announced today that it expects approximately $75 million in losses and loss expenses from the March 11, 2011 Tohoku earthquake and tsunami in Japan. This amount is pre-tax and net of reinsurance recoverables.

The March 11, 2011 Tohoku earthquake with a magnitude of 9.0 is one of the largest earthquakes ever recorded. The earthquake occurred off the eastern coast of Japan and triggered a massive tsunami resulting in significant loss of life and extensive property damage.

President and Chief Executive Officer Scott Carmilani commented, “We wish to extend our deepest sympathies to those impacted by the tragic events in Japan and throughout the Asia Pacific region. As a global provider of insurance and reinsurance products, Allied World expects to have losses from these events but our loss estimates are within our risk tolerances, and we retain a very strong capital base. We remain committed to supporting our global customer base.”

Allied World’s loss estimate for these events in Japan are derived from preliminary information obtained from clients and brokers, a review of the terms of in-force policies and contracts, a review of outward reinsurance agreements and from our catastrophe modeling analysis. This estimate is consistent with catastrophe vendors’ industry loss estimates. Actual ultimate losses from these events may vary materially from the current estimates due to inherent uncertainties resulting from several factors, including the preliminary nature of loss data available, potential inaccuracies and inadequacies in the data that has been provided and the potential for catastrophe modeling inaccuracies.

About Allied World Assurance Company

Allied World Assurance Company Holdings, AG, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through a global network of branches and affiliates.  Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company, and our Lloyd’s Syndicate 2232 is rated A+ (Strong) by Standard & Poor’s and Fitch. Please visit our website at www.awac.com for further information on Allied World.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements.  For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

SOURCE Allied World Assurance Company Holdings, AG

Contact:

Media:

Faye Cook, Vice President, Marketing & Communications

+1-441-278-5406

faye.cook@awac.com

or

Investors:

Keith J. Lennox, Investor Relations Officer

+1-646-794-0750

keith.lennox@awac.com